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                                   EXHIBIT 23.2

                     Consent of Kerber, Eck & Braeckel LLP
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[LETTER HEAD OF KERBER, ECK & BRAECKEL LLP APPEARS HERE]


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Boards of Directors
Chester Bancorp, Inc.
Chester Savings Bank, FSB
Chester, Illinois  62233

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 on behalf of Chester Bancorp, Inc. of our report dated January 18, 1995, relating to the financial statements of Chester Savings Bank, FSB, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Change in Accountants" contained in the Prospectus, which is part of such Registration Statement.


                                       /s/KERBER, ECK, BRAECKEL LLP



August 12, 1996
Cape Girardeau, Missouri